SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement            [ ] Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[_]  Definitive Additional Materials            Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     (ss.)240.14a-11(c) or (ss.)240.14a-12

                                 CRYOLIFE, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                      [Logo of CryoLife, Inc. Appears Here]
                          1655 ROBERTS BOULEVARD, N.W.
[LOGO]                      KENNESAW, GEORGIA 30144



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CRYOLIFE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CRYOLIFE, INC. will be held at the Marietta Conference Center, 500 Powder Springs Street, Marietta, Georgia 30064, on May 27, 1999 at 10:00 a.m., Atlanta time, for the following purposes:

     1. To elect five directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and have qualified.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The proxy statement dated April 21, 1999 is attached.

     Only record holders of CryoLife's $.01 par value common stock at the close of business on April 9, 1999 will be eligible to vote at the meeting.

     Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                    By Order of the Board of Directors:

                                    /s/ Steven G. Anderson


                                    STEVEN G. ANDERSON,
                                    Chairman of the Board and President

Date: April 21, 1999

     A copy of the Annual Report of CryoLife, Inc. for the fiscal year ended December 31, 1998 containing financial statements is enclosed.

                      [Logo of CryoLife, Inc. Appears Here]
                          1655 ROBERTS BOULEVARD, N.W.
[LOGO]                       KENNESAW, GEORGIA 30144

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished for the solicitation by the Board of Directors of proxies for the Annual Meeting of Shareholders of CryoLife, Inc. to be held on May 27, 1999, at 10:00 a.m., Atlanta time, at the Marietta Conference Center, 500 Powder Springs Street, Marietta, Georgia 30064. The sending in of a signed proxy will not affect a shareholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely, but later dated, signed proxy. Any shareholder giving a proxy may also revoke it at any time before it is exercised by giving oral or written notice to Ronald D. McCall, Secretary of CryoLife, or Ms. Suzanne Gabbert, Assistant Secretary, at the offices of CryoLife. Oral notice may be delivered by telephone call to Ms. Gabbert, at the offices of CryoLife, at (770) 419-3355.

     Holders of record of CryoLife's $.01 par value common stock at the close of business on April 9, 1999 will be eligible to vote at the meeting. CryoLife's stock transfer books will not be closed. At the close of business on April 9, 1999, CryoLife had outstanding a total of 12,370,991 shares of $.01 par value common stock (excluding a total of 989,698 shares of treasury stock held by CryoLife, which are not entitled to vote). Each such share will be entitled to one vote (non-cumulative) at the meeting.

     Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

     This Proxy Statement and the attached proxy were first mailed to security holders on behalf of CryoLife on or about April 21, 1999. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the shareholder. If the person solicited does not specify a choice with respect to election of directors, the shares will be voted "FOR" management's nominees for election as directors. In addition to the solicitation of proxies by the use of the mails, directors and officers of CryoLife may solicit proxies on behalf of management by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses in connection therewith. The costs of soliciting proxies will be borne by CryoLife.

VOTING PROCEDURES AND VOTE REQUIRED

     The Secretary of CryoLife, in consultation with the judges of election, who will be employees of CryoLife's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a shareholder of CryoLife. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of CryoLife (consisting of a majority of the votes entitled to be cast at the Annual Meeting) exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are five directorships to be filled, this means that the five individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

     There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of CryoLife recommends a vote "FOR" the election of each of the nominees named below for election as director.

ELECTION OF DIRECTORS

     The proxy holders intend to vote "FOR" election of the nominees named below (who are currently members of the Board) as directors of CryoLife, unless otherwise specified in the proxy. Directors of CryoLife elected at the Annual Meeting to be held on May 27, 1999 will hold office until the next Annual Meeting or until their successors are elected and qualified.

     Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board may recommend.

     The individuals listed below as nominees for the Board of Directors were directors of CryoLife during 1998. The name and age of each nominee, and the period during which such person has served as a director, together with the number of shares of CryoLife's common stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of CryoLife's common stock such ownership represented at the close of business on April 9, 1999 (according to information received by CryoLife) is set forth below:

                                                                       Shares of
                                                                     CryoLife Stock
                                                                      Beneficially                Percentage of
                                      Service as                        Owned at                Outstanding Shares
        Name of Nominee                Director        Age          April 9, 1999(1)            of CryoLife Stock
---------------------------------    --------------   -------   -------------------------      ---------------------
Steven G. Anderson                    Since 1984        60           1,156,533(2)                     9.35%
Ronald C. Elkins, M.D.(4)(6)          Since 1994        62             101,700(3)                       *
Benjamin H. Gray(4)(6)                Since 1991        48             109,812(5)                       *
Virginia C. Lacy(4)(6)                Since 1997        57             443,586(7)                     3.59%
Ronald D. McCall, Esq.(6)             Since 1984        62             148,292(8)                       *
---------------

* Ownership represents less than 1% of outstanding shares of CryoLife common stock.

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2) Includes 105,333 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes options to acquire 31,112 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(3) Includes options to acquire 82,670 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(4)  Member of the Audit Committee.
(5) Includes options to acquire 103,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(6)  Member of the Compensation Advisory Committee.
(7) Includes 215,500 shares held as beneficiary of a trust, and 110,586 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 30,000 shares held as administrator of a pension plan. Includes 63,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(8) Includes 10,000 shares of common stock owned of record by Ms. Marilyn B. McCall, Mr. McCall's spouse. Includes options to acquire 83,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.

     Steven G. Anderson, a founder of CryoLife, has served as CryoLife's President, Chief Executive Officer and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 30 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Guidant Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson received his BA from the University of Minnesota.

     Ronald C. Elkins, MD, has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor and Vice Head of the Department of Surgery and Chief of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Science Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and has held his present position since 1975.

     Benjamin H. Gray has served as a Director of CryoLife since January 1991. Mr. Gray is Chief Financial Officer of Columbia Corporation, an operator of long-term care facilities. Prior to joining Columbia Corporation in 1997, Mr. Gray was a principal of Massey Burch Capital Corp. and Vice President of Massey Burch Investment Group, Inc., a Nashville-based venture capital firm specializing in the health care industry. Mr. Gray joined Massey Burch in 1987 and was responsible for evaluating and managing various investments in the portfolio. Mr. Gray was previously with Chemical Bank of New York from 1973 to 1987.

     Virginia C. Lacy has served as a Director of CryoLife since August 1997. Ms. Lacy is the Administrator of The Jeanette & John Cruikshank Memorial Foundation, which provides assistance to those in need throughout the greater Chicago area. Ms. Lacy has served as Chairman of the Board of Directors of Precision Devices Corporation, a distributor of pacemakers and other implantable medical devices, since its founding in 1974. Mrs. Lacy received her BA degree from Northwestern University in 1963.

     Ronald D. McCall, Esq. has served as a Director of CryoLife and as the Secretary and Treasurer of CryoLife since January 1984. From 1985 to the present, Mr. McCall has been the proprietor of the law firm of Ronald McCall, Attorney at Law, based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received his BA and JD degrees from the University of Florida.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

     Meetings of the Board of Directors--During 1998, there were seven meetings of the Board of Directors.

     Director Compensation--All non-employee members of the Board of Directors of CryoLife are paid $1,500 for each Board meeting attended. In addition, directors are reimbursed for expenses incurred in connection with their services as a director. In December 1997, CryoLife adopted the CryoLife, Inc. Amended and Restated Non-Employee Directors Stock Option Plan which plan replaced CryoLife's 1995 Non-Employee Directors Plan. Pursuant to this new plan, options to purchase 5,000 shares of common stock were granted to each of Messrs. Elkins, Gray and McCall and Ms. Lacy immediately following the 1998 Annual Meeting of Shareholders. In addition, in May and December 1998, each of these directors received options to purchase 10,000 shares pursuant to CryoLife's 1998 Long-Term Incentive Plan and a special grant of options to purchase 8,500 shares, respectively, and agreed in May 1998 to have 28,000 options that were granted in May 1996 canceled and replaced (which replacement changed the exercise price of such options from $16.75 to $17.125, the then current market price, and extended the exercisability of such options by an additional 2 years). The Amended and Restated Non-Employee Directors Stock Option Plan provides that an annual grant will be made each year immediately following CryoLife's Annual Meeting of Shareholders of an option to purchase 5,000 shares of common stock to each individual elected, reelected or continuing as a non-employee director of CryoLife. All options granted pursuant to this new plan are granted at a purchase price equal to the last closing price of CryoLife's common stock on the New York Stock Exchange immediately prior to the grant of the option and vest and become exercisable on the option's grant date. No option granted pursuant to this new plan may be exercised later than five years following the date of grant. In addition to the foregoing, Dr. Elkins received approximately $77,000 in consulting fees from CryoLife in 1998.

     Audit Committee--CryoLife's Audit Committee consists of three non-employee directors: Dr. Elkins, Mr. Gray and Ms. Lacy. The Audit Committee met two times in 1998. The Audit Committee reviews the general scope of CryoLife's annual audit and the nature of services to be performed for CryoLife in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of CryoLife. In addition, the Audit Committee is responsible for reviewing and monitoring the performance by CryoLife's independent auditors and for recommending the engagement or discharge of CryoLife's independent auditors.

     Compensation Advisory Committee--CryoLife has a Compensation Advisory Committee currently consisting of four non-employee directors: Mr. McCall, Ms. Lacy, Dr. Elkins and Mr. Gray. The Compensation Advisory Committee met three times in 1998. The Compensation Advisory Committee is responsible for evaluating the performance of officers and setting the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Advisory Committee also administers CryoLife's benefit plans, except that the Compensation Advisory Sub-Committee approves grants of stock options to executive officers under CryoLife's benefit plans. Currently, the Compensation Advisory Sub-Committee consists of two non-employee directors: Ms. Lacy and Mr. Gray. The Compensation Advisory Sub-Committee met three times in 1998.

     Nominating   Committee--CryoLife   does  not  have  a  standing  nominating
committee of the Board of Directors.

     During 1998, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served.

     Notwithstanding anything to the contrary set forth in any of CryoLife's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other CryoLife filings, including this Proxy Statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                REPORT OF THE COMPENSATION ADVISORY COMMITTEE ON
                             EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Advisory Committee of the Board of Directors of CryoLife, Inc. is composed of non-employee directors and approves the compensation of CryoLife's executive officers at least annually. The Committee believes the actions of executive officers of CryoLife have a profound impact on the short-term and long-term profitability of CryoLife. Therefore, the Committee gives significant attention to the design of CryoLife's compensation package.

     CryoLife's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus, and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

     The Committee believes it is important for executive officers and other employees of CryoLife to receive acceptable salaries so that CryoLife can recruit and retain the talent it needs. For several years, the Committee has obtained a salary survey report. This survey, which is entitled the "Radford Salary Survey for U.S. Biotech Companies," contains information regarding salaries paid to various biotech executives in the United States. The Committee reviews this salary survey primarily for information regarding salaries, as opposed to bonus and stock incentive information. In setting salaries, the Committee takes into consideration the individual employee's performance, length of service to CryoLife, and the information provided by the Radford Survey. The Committee seeks to set compensation at levels which are reasonable under the circumstances and near the midrange for U.S. biotech companies. For 1998, salaries for executive officers were raised by 7.3%, on the average, as compared to 1997. The range of increases was from 5% to 12%. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to CryoLife. The Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Committee. Salaries of all executive officers are reviewed annually by the Committee. In accordance with this procedure, the Committee consults with Mr. Anderson, the President and Chief Executive Officer of CryoLife, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with candidates for employment, subject to acceptance and ratification by the Committee, and this negotiated base salary is reflected in each candidate's employment agreement.

CASH BONUSES

     Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Advisory Committee considers the performance of CryoLife in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer. For 1998, the Compensation Advisory Committee based its decision that bonuses should be awarded to CryoLife's executive officers upon its subjective determination that CryoLife's 1998 increases in total revenues and pre-tax profits justified the granting thereof. The amount of the bonus paid to individual executive officers was determined based upon the Committee's subjective analysis of the performance of each such officer. Excluding the cash bonus paid to the Chief Executive Officer, 1998 executive officer bonuses ranged from $30,000 to $42,000 and were paid in 1999.

STOCK-BASED INCENTIVES

     Stock-based incentives have been a supplemental component of compensation for CryoLife's executive officers, and certain other employees, since the formation of CryoLife. CryoLife adopted formal incentive stock option plans in 1984, 1989, 1993 and 1998. CryoLife has also made grants of non-qualified options under an informal stock option program. The Sub-Committee approves grants of stock options to executive officers under CryoLife's option plans.

     Historically, grants made by CryoLife have generally vested at a rate of 20% per year and have had a term of five and one-half years. These options also usually expire upon termination of employment, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

     The Sub-Committee believes that CryoLife's stock option program has been effective in focusing attention on shareholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Sub-Committee also believes that the long-term nature of the options encourages CryoLife's executive officers to remain with CryoLife. Finally, the Sub-Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with CryoLife's goal of increased shareholder value. The number of shares to be granted is established utilizing the procedure described above at "--Base Salary." The Sub-Committee subjectively determines the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to the new executive officer to accept a position with CryoLife.

     In general, following initial employment, the granting of stock-based incentives to executive officers is considered by the Sub-Committee to be justified when CryoLife's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Sub-Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. Except for stock-based incentives granted to the Chief Executive Officer, no other executive officer was granted a stock-based incentive during fiscal 1998. The Committee thinks it unlikely that any participants in CryoLife's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986 unless certain performance-related compensation exemptions are met) during any fiscal year, and has therefore determined that CryoLife will not take any affirmative action at this time to meet the requirements of such exemptions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee fixed the 1998 salary of Mr. Steven G. Anderson, Chief Executive Officer of CryoLife, at $385,000. Mr. Anderson was awarded a cash bonus of $175,000 for his performance in 1998. This bonus reflected an increase of $40,000 over the 1997 bonus. This exhibits the philosophy of the Committee as set forth at "--Base Salary" and "--Cash Bonuses" above. In 1998, Mr. Anderson was granted stock options to purchase 18,500 shares of common stock, thereby providing him with the same option shares granted to the other directors of CryoLife. The Committee and Sub-Committee believe the compensation of Mr. Anderson, a founder of CryoLife, reflects their subjective opinions that Mr. Anderson has provided superlative leadership and fulfilled the functions of an executive officer of CryoLife at the highest level.

     In addition, on May 21, 1998, the Compensation Advisory Sub-Committee analyzed the difference between the exercise prices of the 40,000 stock options granted to Mr. Anderson on May 16, 1996 versus the then-current market price of CryoLife's common stock and determined that, because of the $1.30 price differential, the options were not providing the desired incentive for the performance for CryoLife's Chief Executive Officer. Pursuant to this determination, the Compensation Advisory Sub-Committee canceled all of the options granted to Mr. Anderson in May 1996 and exchanged them for an equivalent number of options with an exercise price equal to the closing market price of CryoLife's common stock as of May 21, 1998. See "Ten-Year Option/Sar Repricings" table below.

CONCLUSION

     The Committee and Sub-Committee believe that the mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate CryoLife's management team to produce the best results possible given overall economic conditions and the difficulty of predicting CryoLife's performance in the short term.

                                  COMPENSATION ADVISORY
                                        COMMITTEE:

                                        RONALD D. McCALL, CHAIRMAN
                                        VIRGINIA C. LACY
                                        RONALD C. ELKINS, M.D.
                                        BENJAMIN H. GRAY

                                  COMPENSATION ADVISORY
                                        SUB-COMMITTEE:

                                        VIRGINIA C. LACY
                                        BENJAMIN H. GRAY

                                PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on CryoLife's common stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) and a "peer group" selected by management of CryoLife. The peer group selected for inclusion in this Proxy Statement includes Advanced Tissue Sciences, Inc., Osteotech, Inc. and LifeCell Corporation. Each of these companies has securities traded on the Nasdaq Stock Market. Advanced Tissue and Osteotech were selected because they had been utilized as a basis for comparison with CryoLife in reports by analysts for each of the two co-managers of CryoLife's initial public offering. Management selected LifeCell to be included in the peer group based on the fact that LifeCell, a developer of tissue engineered products, is also a biomedical company. The returns for the peer group were weighted according to each issuer's market capitalization. The Performance Graph shows total return on investment for the period beginning January 1, 1994 and ending December 31, 1998.

                                 [GRAPH OMITTED]

                  VALUE OF $100 INVESTED ON JANUARY 1, 1994 AT:

                         1/1/94        12/31/94      12/31/95       12/31/96      12/31/97      12/31/98
                       -----------    -----------   ------------   -----------   -----------    --------
CRYOLIFE               $ 100.00       $  104.00     $  248.00      $  400.00     $  436.00      $  380.00
PEER GROUP             $ 100.00       $   88.55     $  112.55      $  108.31     $  183.54      $  138.76
NASDAQ MARKET          $ 100.00       $  104.99     $  136.18      $  169.23     $  207.00      $  291.96


                 Total return assumes reinvestment of dividends.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by CryoLife to CryoLife's Chief Executive Officer and the four other most highly paid executive officers of CryoLife in 1998 (the "Named Executives"). The information presented is for the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                        Annual Compensation        Compensation
                                                      -------------------------    --------------
                                                                                    Securities
                                                                                    Underlying         All Other
              Name and                                  Salary       Bonus         Options/SARs       Compensation
         Principal Position               Year         ($) (1)      ($)(2)            (#) (3)           ($) (5)
--------------------------------------    --------    -------------------------    --------------    ---------------
Steven G. Anderson                        1998      $    385,000    $  175,000            58,500     $  27,361
    Chairman of the Board of              1997           345,000       135,000             8,000        34,750
    Directors, President and Chief        1996           300,000       100,000            40,000        28,125
    Executive Officer

Kirby S. Black, PhD                       1998           122,850        40,000                 0         9,011
    Vice President, Research and          1997           117,000        30,000                 0         7,896
    Development                           1996           106,000        20,000                 0             0

Albert E. Heacox, PhD                     1998           152,250        42,000                 0         7,894
    Vice President, Laboratory            1997           145,000        40,000                 0         8,625
    Operations                            1996           132,000        40,000                 0         7,190

Edwin B. Cordell, Jr.                     1998           131,250        42,000                 0         3,268
    Vice President and Chief              1997           125,000        30,000            10,000         3,098
    Financial Officer                     1996           112,000        30,000                 0         4,668

James C. Vander Wyk, PhD. (4)             1998           131,250        40,000                 0         2,503
    Vice President, Regulatory            1997           125,000        30,000                 0         1,871
    Affairs and Quality Assurance         1996            97,856        10,000            30,000             0

-----------------

(1) Includes base salary earned by the Named Executives for the periods presented or, for executives hired during the periods presented, from the date of hire to the end of the applicable period. Also includes compensation deferred under CryoLife's 401(k) plan, and amounts such officers elected to apply to CryoLife's supplemental life insurance program. Amounts for perquisites and other personal benefits extended to the Named Executives are less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such Named Executive.
(2) Includes bonuses earned by the Named Executives for the periods presented or, for executives hired during the periods, for the period from the date of hire to the end of the applicable year.
(3) During the periods presented, the only form of long-term compensation utilized by CryoLife has been the grant of stock options. CryoLife has not awarded restricted stock or stock appreciation rights, or made any long-term incentive payouts. Accordingly, the columns for "Restricted Stock Award(s)" and "Long Term Incentive Payouts" have been omitted.
(4)  Dr. Vander Wyk was first employed by CryoLife in February 1996.
(5) Since the inception of CryoLife's 401(k) plan, CryoLife has been matching contributions to the plan subject to certain limitations and vesting requirements. In 1992, CryoLife adopted its supplemental life insurance program for certain executive officers. The following table sets forth, for each of the Named Executives, the amount of CryoLife's contributions to the 401(k) plan and the supplemental life insurance program:


                                    1998                                   1997                                     1996
                     -----------------------------------   -----------------------------------    ----------------------------------
                                          SUPPLEMENTAL                          SUPPLEMENTAL                            SUPPLEMENTAL
                                              LIFE                                  LIFE                                    LIFE
                              401(K)        INSURANCE                401(K)       INSURANCE                   401(K)      INSURANCE
                     TOTAL  CONTRIBUTION     PROGRAM       TOTAL  CONTRIBUTION     PROGRAM        TOTAL    CONTRIBUTION    PROGRAM
                     ------ ------------  --------------   ------ ------------- -----------       -----    ------------- -----------
Steven G. Anderson  $27,361   $4,973      $22,388         $34,759   $4,750       $30,000           $28,125     $4,750      $23,375
Kirby S. Black,       9,011    2,547        6,464           7,896    2,421         5,475               ---        ---          ---
Ph.D.
Albert E. Heacox,     7,894    3,743        4,151           8,625    3,625         5,000             7,190      3,300        3,890
PhD
Edwin B.              3,268    3,268            0           3,098    3,098             0             4,668      4,668          ---
Cordell, Jr.
James C. Vander       2,503    2,503            0           1,871    1,871             0               ---        ---          ---
Wyk, PhD

     Grant of Options. During 1998, options were granted to Steven G. Anderson in recognition of his performance. No options were granted to any of the other Named Executives during 1998. No stock appreciation rights (SARs) have been granted by CryoLife. The following table sets forth information regarding the grant of options in 1998:

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1998)



                                                                                              Potential Realizable
                                                       % of Total                               Value at Assumed
                                        Number of      Options/SARs                             Annual Rates of
                                        Securities     Granted to                              Appreciation for
                                        Underlying     Employees     Exercise                     Option Term
                                        Options/SARs   in Fiscal      Price     Expiration   -----------------------
                Name                    Granted (#)       Year       ($/Sh)(4)   Date(5)      5%($)         10%($)
 ------------------------------------   -----------    -----------   --------   ----------   -----------------------
 Steven G. Anderson..............       40,000(1)        22.66%   $   17.13     05-21-08     430,919      1,092,032

                                        10,000(2)        5.66%        17.13     05-21-08     107,730        273,008

                                         8,500(3)        4.82%        12.00     12-18-08      64,147        162,562
-------------

(1) The options vest and become exercisable on a cumulative basis on each anniversary following the grant date as follows: 50 shares on the second anniversary, 4,100 shares on the third anniversary, 5,800 shares on the fourth through ninth anniversaries and 1,000 shares on the tenth anniversary, with 50 shares immediately vesting on the grant date. The options were originally granted in May 1996 and were exchanged for options with an exercise price equal to the closing market price of CryoLife's common stock on May 21, 1998. See "Ten-Year Option/SAR Repricings" table below.
(2) The options vest and become exercisable on January 1, 2007 and January 1, 2008 in the amount of 4,800 shares and 5,200 shares, respectively.
(3)  The option vests on January 1, 2008.
(4) The exercise price was fixed as the closing market price on the date of grant.
(5) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

     Options Exercised. The following table sets forth information regarding the exercise of options in 1998 and the number of options held by the Named Executives as listed in the Summary Compensation Table, including the value of unexercised in-the-money options, as of December 31, 1998. The closing price of CryoLife's common stock on December 31, 1998 used to calculate such values was $11.875 per share.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1998) AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 1998)




                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED               IN-THE-MONEY
                                SHARES                           OPTIONS/SARs                    OPTIONS/SARs
                              ACQUIRED ON      VALUE            AT YEAR END (#)                 AT YEAR END ($)
                               EXERCISE       REALIZED      ------------------------     ------------------------------
           NAME                   (#)           ($)         EXERCISABLE  UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
---------------------------   -----------     --------      ----------   -------------   -----------      -------------
Steven G. Anderson........         32,988  $    264,728        23,062        94,450    $   124,226      $      286,840
Kirby S. Black, PhD.......              0             0        18,000        12,000        112,500              75,000
Albert E. Heacox, PhD.....              0             0        18,000        12,000         78,840              52,560
Edwin B. Cordell, Jr......          6,000        50,280         8,000        14,000         50,280              50,280
James C. Vander Wyk, PhD..              0             0        12,000        18,000         40,560              60,840

                                      -9-

     Option Repricing. CryoLife repriced stock options held by Mr. Anderson in 1998. The following table sets forth the number of stock options that were repriced in 1998.


                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                         Length of
                                          Number of                                                      Original
                                          Securities        Market Price    Exercise                     Option Term
                                          Underlying        of Stock at     Price at         New         Remaining at
                                          Options/SARs      Time of         Time of          Exercise    Date of
                                          Repriced or       Repricing or    Repricing or     Price       Repricing or
Name                          Date        Amended (#)       Amendment ($)   Amendment ($)    ($)         Amendment
--------------------------    --------    -------------     ------------    ------------     -------     -------------
Steven G. Anderson...         5-21-98     40,000            $17.13          $18.43           $17.13      3 years


     Long-Term Incentive Plans. On December 19, 1997, the Board of Directors adopted, subject to approval of shareholders, the CryoLife 1998 Long-Term Incentive Plan. The 1998 Long-Term Incentive Plan provides for the grant of options, stock appreciation rights and other awards to acquire up to a maximum of 300,000 shares of common stock, subject to certain adjustments. As of April 9, 1999, options for 210,500 shares were outstanding and options for zero shares had been exercised. Options may be granted under the 1998 Long-Term Incentive Plan to employees, officers or directors of and consultants and advisors to CryoLife and its subsidiaries. CryoLife estimates that, as of April 9, 1999, approximately 403 employees (including officers) and three non-officer directors of CryoLife were eligible to participate in the Long-Term 1998 Incentive Plan. Unless sooner terminated by the Board, the 1998 Long-Term Incentive Plan terminates in May 2008. These stock options also usually expire upon termination of employment or shortly thereafter. In the event of a "change of control transaction" as defined in the 1998 Long-Term Incentive Plan, limitations on exercisability of stock options owned by executive officers shall be waived, and the limitations on exercisability of stock options owned by others may be waived in the discretion of the Compensation Advisory Committee.

     CryoLife Amended and Restated Non-Employee Directors Stock Option Plan. The CryoLife Amended and Restated Non-Employee Directors Stock Option Plan provides for the grant of options to non-employee directors of CryoLife. This plan provides for the grant of options to acquire up to a maximum of 175,000 shares of common stock. At each Annual Meeting of Shareholders, each non-employee director elected, re-elected or continuing as a non-employee director of CryoLife receives an annual grant of options to purchase 5,000 shares on the first business day after such Annual Meeting, which options shall vest and become exercisable on the date of grant. Except as set forth below, options granted under this plan are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the optionee may transfer the option for no consideration to or for the benefit of a member of the optionee's immediate family (including, without limitation, to a trust or IRA) subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions that were applicable to such option prior to the transfer. Upon the death of a non-employee director, options which were exercisable on the date of death are exercisable by his or her legal representatives or heirs, but in no event may the option be exercised after the last day on which it could have been exercised by the non-employee director. As of December 31, 1998, options for 20,000 shares had been granted under this plan.

     Employment Agreements. CryoLife has entered into employment agreements with each of the Named Executives. Except for Mr. Anderson's agreement, and other than with respect to position specific terms, such as duties of employment and compensation, these employment agreements are substantially identical and provide that employment may be terminated by either party with or without cause upon 30 days' written notice to the other. The agreements automatically terminate upon death. Each employee is required to devote his full and exclusive time and attention to his employment duties, and CryoLife reserves the right to change the nature and scope of those duties. The agreement conditions employment and continued employment upon the employee's signing CryoLife's standard Secrecy and Noncompete Agreement.

     A new employment agreement with Mr. Anderson was negotiated in 1999 for a term of five years, which replaces a similar contract negotiated in 1995. The Compensation Advisory Committee approved the inclusion of a provision in the agreement pursuant to which Ms. Ann B. Anderson, the spouse of Mr. Anderson, would be provided with health care coverage throughout her life. The agreement provides that either party may terminate Mr. Anderson's employment by giving 180 days' written notice to the other. The termination may be with or without cause. In the event CryoLife terminates employment without cause, Mr. Anderson will be entitled to be paid for the remainder of his term or for two years, whichever is greater. If the termination is with cause, after the 180 days' notice period no additional compensation is due.

     Compensation Advisory Committee Interlocks and Insider Participation. The following four directors serve on the Compensation Advisory Committee of CryoLife's Board of Directors: Mr. McCall, Ms. Lacy, Dr. Elkins and Mr. Gray. Mr. McCall has been Secretary and Treasurer of CryoLife since 1984. CryoLife has engaged Ronald McCall, P.A., a law firm of which Mr. McCall is the sole shareholder, to perform legal services on an ongoing basis. For the year ended December 31, 1998, CryoLife paid Ronald McCall, P.A. approximately $68,000 for such legal services (including expense reimbursements). Management believes that these services were provided on terms no less favorable to CryoLife than terms available from unrelated parties for comparable services. See "Information about the Board of Directors and Committees of the Board - Director Compensation" regarding consulting fees paid by CryoLife to Dr. Elkins during fiscal 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CryoLife's executive officers and directors and persons who beneficially own more than 10% of CryoLife's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish CryoLife with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934 or written representations from reporting persons, CryoLife believes that with respect to 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that David Fronk filed one late report on Form 3.

             OWNERSHIP OF PRINCIPAL SHAREHOLDERS, NAMED EXECUTIVES,
                 AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP


     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of CryoLife on April 9, 1999, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by each of the Named Executives (See "Executive Compensation") and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                                                                Percentage of
                                                      Number of Shares of        Outstanding
                                                        Cryolife Stock            Shares of
                         Beneficial Owner             Beneficially Owned        Cryolife Stock
---------------------------------------------------  ----------------------    -----------------
Steven G. Anderson.................................         1,156,533 (1)            9.35%
FMR Corp...........................................           657,100 (2)            5.31%
Kirby S. Black, PhD................................            18,758 (3)             *
Albert E. Heacox, PhD..............................            79,000 (4)             *
Edwin B. Cordell, Jr...............................            23,300 (5)             *
James C. Vander Wyk, PhD ..........................            18,000 (6)             *
All current Directors and Executive Officers
     as a group (11 persons).......................         2,124,364 (7)           17.17%
------------------

*    Ownership represents less than 1% of outstanding CryoLife common stock.

(1) Includes 105,333 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes 31,112 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. The business address for Mr. Anderson is: c/o CryoLife, Inc., 1655 Roberts Blvd., N.W., Kennesaw, Georgia 30144.
(2) The business address of FMR Corp. is: 82 Devonshire Street, Boston, Massachusetts 02109.
(3) Includes 18,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. Also includes 270 shares held by Dr. Black's children.
(4) Includes 18,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(5) Includes 2,300 shares in a trading account as to which Mr. Cordell has signature authority and 8,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(6) Includes 18,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.
(7) See "Election of Directors" for information as to the beneficial ownership of shares attributed to directors. Includes 449,282 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. Includes 2,300 shares held in a trading account as to which Mr. Cordell has signature authority. Includes 270 shares held as trustee by an executive officer. Includes 215,500 shares held as beneficiary of a trust, and 110,586 shares held as beneficiary of an IRA, of Ms. Lacy's deceased spouse. Includes 30,000 shares held as administrator of a pension plan. Includes 115,333 shares held of record by the spouses of executive officers and Directors.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Ernst & Young LLP have been the independent certified public accountants of CryoLife since 1996. Approval or selection of the independent certified public accountants of CryoLife is not submitted to the Annual Meeting of Shareholders. The Board of Directors of CryoLife has historically selected the independent certified public accountants of CryoLife with the advice of the Audit Committee, and the Board believes that it would be to the detriment of CryoLife and its shareholders for there to be any impediment (such as selection or ratification by the shareholders) to its exercising its judgment to select CryoLife's independent certified public accountants or to remove them if, in its opinion, such removal is in the best interest of CryoLife and its shareholders.

     It is anticipated that a representative from the accounting firm of Ernst & Young LLP will be present at the annual meeting of shareholders to answer questions and make a statement if the representative desires to do so.

                              SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at CryoLife's 2000 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by CryoLife by December 19, 1999 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by CryoLife by March 4, 2000, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2000 Annual Meeting. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, CryoLife shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.


     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF CRYOLIFE WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1999 ANNUAL MEETING OF SHAREHOLDERS, CRYOLIFE WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K WITHOUT EXHIBITS FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1998. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO SUZANNE GABBERT, ASSISTANT SECRETARY, CRYOLIFE, INC., 1655 ROBERTS BOULEVARD, N.W., KENNESAW, GEORGIA 30144.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                               By Order of the Board of Directors

                               /s/ Steven G. Anderson

                                   STEVEN G. ANDERSON, Chairman
                                   of the Board, President and Chief
Dated: April 21, 1999              Executive Officer

                                    Annex 1

                                 CRYOLIFE, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON MAY 27, 1999

         The undersigned shareholder hereby appoints STEVEN G. ANDERSON and RONALD D. McCALL, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of CRYOLIFE, INC.
to be held on May 27, 1999, and any adjournments thereof.

         The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 21, 1999, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated below and on the reverse hereof.

                         (continued on the reverse side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                        Annual Meeting of Shareholders of
                                 CRYOLIFE, INC.
                                  May 27, 1999
                                       at
                           Marietta Conference Center
                            500 Powder Springs Street
                                Marietta, Georgia
                                   10:00 A.M.

                              FOLD AND DETACH HERE

                   FOR election of the           REFRAIN FROM             Nominees:   Steven G. Anderson
                   individuals set forth at      VOTING FOR election                  Ronald C. Elkins, M.D.
                   right (except as marked       of the nominees set                  Benjamin H. Gray
                   to the contrary)              forth at right                       Virginia C. Lacy
                                                                                      Ronald D. McCall, Esq.
1. ELECTION OF
   DIRECTORS:             |_|                         |_|


     (INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that person's name on the space provided below.)

               __________________________________________________


2. Upon such other matters as may properly come before the meeting.

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please enter your Social Security Number or Federal Employer Identification Number here:___________________________________



Signature________________  Date________  Signature________________  Date________

NOTE:(Shareholders should sign exactly as name appears on stock. Where there is more than one owner each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)